2050 MOTORS, INC.

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (the “Agreement”) is made as of May 16, 2019 (the “Effective Date”) by and between 2050 Motors, Inc., a California corporation (the “Company”) and the Stockholder (as defined below).

Overview

This Agreement is intended to benefit all stockholders of the Company by providing for orderly sales of the Company’s stock in the public market. This Agreement generally creates a blanket prohibition on the stockholder or related entities making any sales of the Company’s stock or taking any actions that are economically similar to a sale, either directly or indirectly. This Agreement then lists limited exceptions to this general rule, which are the types of sales, transfers and other economically similar actions that a Stockholder is permitted to take, provided that various requirements are met.

Background Information

A.	The Stockholder is a private investor in the Company that currently owns two (2) million Series A Convertible Preferred Shares, four hundred thousand (400,000) Series B Convertible Preferred Shares, and one (1) million Series C Convertible Preferred Shares.

B.	The Company, through its board of directors and its control shareholder Vikram Grover, has unanimously agreed, that it is in the best interest of all shareholders of the Company that the Stockholder and the Company execute and deliver this Agreement, which describes certain of the rights and obligations of the Stockholder with respect to any shares of the Company’s stock, (the “Lock-Up Shares”), that are now held by the Stockholder.

ACCORDINGLY, in consideration of the foregoing information and the mutual agreements herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. One-Year Prohibition on Sales or Transfers. The Stockholder, including the Stockholder’s Affiliated Entities, hereby agrees that for a period of one (1) year from the Effective Date (the “Lock-Up Period”), the Stockholder will not offer, sell, contract to sell, pledge, give, donate, transfer or otherwise dispose of, directly or indirectly, any Lock-Up Shares or securities or rights convertible into or exchangeable or exercisable for any Lock-Up Shares, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic or voting consequences of ownership of such securities, whether any such aforementioned transaction is to be settled by delivery of the Lock-Up Shares or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement (the “Lock-Up Agreement”).

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2. Allowable Sales and Transfer During the Lock-Up Period. The Stockholder, including the Stockholder’s Affiliated Entities may during the Lock-Up Period:

(a) Transfer Lock-Up Shares to one of the Stockholder’s Affiliated Entities, so long as such Stockholder’s Affiliated Entity agrees in an additional written instrument delivered to the Company to be subject to the terms and conditions of this Agreement.

(b) Sell or otherwise Transfer Lock-Up Shares in a private placement transaction to any other person or entity; provided that such transferee agrees in a written instrument delivered to the Company to hold such Lock-Up Shares subject to the terms and conditions of this Agreement.

3. Attempted Transfers. Any attempted or purported sale or other Transfer of any Lock-Up Shares by the Stockholder in violation or contravention of the terms of this Agreement shall be null and void ab initio. The Company shall, and shall instruct its transfer agent to, reject and refuse to transfer on its books any Lock-Up Shares that may have been attempted to be sold or otherwise Transferred in violation or contravention of any of the provisions of this Agreement and shall not recognize any person or entity holding any of the Lock-Up Shares as being a stockholder of the Company.

4. Waiver of Claims. The Stockholder hereby irrevocably waives any and all known or unknown claims and rights, whether direct or indirect, fixed or contingent, that the Stockholder may now have or that may hereafter arise against the Company or any of its affiliates, or any of its respective officers, directors, stockholders, employees, agents, attorneys or advisors arising out of the negotiation, documentation or operation of the Securities Purchase Agreement (“SPA”) or any other agreement to which the Company and the Stockholder were party existing prior to the SPA or arising out of the negotiation and documentation of this Lock-Up Agreement.

5. Consent or Approval of Company. Whenever the waiver, consent or approval of the Company is required herein or is desired to amend this Agreement or waive any requirement in this Agreement, such consent, approval, amendment or waiver may only be given by the Company if and when approved by a majority of the Company’s then Board of Directors. Stockholder agrees to recuse himself from any future Board votes regarding any waiver, consent or approval of the Company regarding this Lock-Up Agreement. If Vikram Grover is the sole Director of the Company, no consent, approval, amendment or waiver may be executed regarding this Lock-Up Agreement.

6. Acknowledgement of Representation. The Stockholder represents and warrants to the Company that the Stockholder was or had the opportunity to be represented by legal counsel and other advisors selected by Stockholder in connection with the Agreement.

7. Legends on Certificates. All Purchased or Lock-Up Shares now or hereafter owned by the Stockholder, except any shares purchased in open market transactions by Stockholders that are not affiliates (as such term is defined under securities laws) of the Company, shall be subject to the provisions of this Agreement and the certificates representing such Purchased or Lock-Up Shares shall bear the RESTRICTED CONTROL STOCK or similar legend and the following:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED FOR VALUE UNLESS THEY ARE REGISTERED UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR UNLESS THE CORPORATION RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO IT, OR OTHERWISE SATISFIES ITSELF, THAT AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

THE SALE, ASSIGNMENT, GIFT, BEQUEST, TRANSFER, DISTRIBUTION, PLEDGE, HYPOTHECATION OR OTHER ENCUMBRANCE OR DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY AND MAY BE MADE ONLY IN ACCORDANCE WITH THE TERMS OF A LOCK-UP AGREEMENT, A COPY OF WHICH MAY BE EXAMINED AT THE OFFICE OF THE CORPORATION.

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8. Termination of Lock-Up Agreement. This Agreement shall terminate upon the earlier to occur of:

(a) the execution of a written instrument to that effect by the Company and the Stockholder (or individual Stockholder entity) that then owns the Lock-Up Shares, subject to Board approval as per section (5) above; or

(b) the merger or consolidation of the Company with a corporation or other entity upon consummation of which the Stockholder and all other persons or entities that are party to a lock-up agreement regarding the Company’s stock with terms substantially identical to this Lock-Up Agreement immediately thereafter own in the aggregate less than 25% of the total voting power of the surviving or resulting corporation.

9. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California.

10. Notices. Any notices and other communications given pursuant to this Agreement shall be in writing and shall be effective upon delivery by hand or on the fifth (5th) day after deposit in the mail if sent by certified or registered mail (postage prepaid and return receipt requested) or on the next business day if sent by a nationally recognized overnight courier service (appropriately marked for overnight delivery) or upon transmission if sent by facsimile (with immediate electronic confirmation of receipt in a manner customary for communications of such type). Notices are to be addressed as follows:

If to the Company:

Registered Agents Inc,
c/o 2050 Motors, Inc.
1267 Willis St., STE 200
Redding, CA 96001

If to the Stockholder:

Address of the Stockholder signing this Agreement as indicated in the Company’s records.

11. Binding Effect. This Agreement will be binding upon and inure to the benefit of the Company, its successors and assigns and to the Stockholder and their respective permitted heirs, personal representatives, successors and assigns.

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12. Entire Understanding. This Agreement sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and the transactions contemplated hereby and supersedes all prior written and oral agreements, arrangements and understandings relating to the subject matter hereof. This Agreement may not be changed orally and may only be changed by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought and subject to Section (5) above.

13. Remedies.

(a) The parties hereto acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party may, in such party’s sole discretion, apply to any court of competent jurisdiction for specific performance or injunctive relief or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party hereto waives any objection to the imposition of such relief.

(b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof, whether at law or in equity, shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party hereto shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

14. Counterparts. This Agreement may be executed by facsimile and in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, of the parties hereto.

IN WITNESS WHEREOF, this Agreement has been signed as of the date first above written.

2050 MOTORS, INC.
a California Corporation

Signature:
Name:	Vikram Grover
Title:	President

STOCKHOLDER:

Signature:
Name:	Vikram Grover

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